Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Minnesota Municipal Bond Fund
Nuveen Minnesota Intermediate Municipal Bond Fund
Nuveen Nebraska Municipal Bond Fund
Nuveen Oregon Intermediate Municipal Bond Fund each a series of NUVEEN INVESTMENT FUNDS, INC.

811-05309

On June 14, 2017, the Nuveen Fund Board
approved a non-fundamental investment policy change to the above-referenced funds. The policy changes were disclosed in the Funds September 29, 2017 prospectus filed under Form 485BPOS on September 28, 2017, accession number
0001193125-17-296611 which is herein
incorporated by reference as an exhibit to this Sub-
Item 77D of Form N-SAR.

The investment policy updates investment grade and below investment grade credit rating policy language.